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                                   EXHIBIT 3.3

                             ARTICLES OF RESTATEMENT

                                       OF

                     THE RESTATED ARTICLES OF INCORPORATION

                                       OF

                       INFORMATION ARCHITECTS CORPORATION

 Pursuant to Section 55-10-07 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Restatement for the purposes of integrating into one document its original articles of incorporation and all amendments thereto:

1.       The name of the corporation is Information Architects Corporation.

2. Attached hereto as Exhibit I are the restated articles of incorporation.

3. The restated articles of incorporation of the corporation are restated only for the purposes of integrating into one document its original articles of incorporation and all amendments thereto and do not contain any additional amendments to the presently filed articles of incorporation, as amended.

This the 16th day of June, 1999.


                                           Information Architects Corporation
                                           By: /s/ J. Dain Dulaney, Jr.
                                               ---------------------------------
                                               J. Dain Dulaney, Jr.
                                               Secretary